PROMISSARY NOTE

Purpose: This loan is to compensate Carmine T. Biscardi and Dennis J. Kazubowski for the acquisition/transfer of Searching for Bigfoot Inc. and all of its assets to Bigfoot Project Investments Inc.

Amount of Note: $484,039.00 USD **Date:** January 13, 2013

For value received, the undersigned, Bigfoot Project Investments Inc. (the **"Borrower"**), at 570 El Camino Real Nr-150, Redwood City, California 94063, promises to pay to the order of Carmine T. Biscardi and Dennis J. Kazubowski (the **"Lenders"**), at 570 El Camino Real Nr-150, Redwood City, California 94063 (or at such other place as the Lenders may designate in writing), the sum of $484,039.00 USD with interest from January 13, 2013 on the unpaid principle at the annual rate of 4.0 percent.

i. TERMS OF REPAYMENT
Payment Due. The unpaid principle and accrued interest shall be payable in full on January 13, 2015. (the "Due Date")

II. **PREPAYMENT**
This Note may be prepaid (In whole or in part) prior to the Due Date with no prepayment penalty.

III. COLLECTION COSTS
If any payment obligation under this Note is not paid when due, the Borrower shall be obligated to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is part for any reason, the remaining provisions shall remain fully operative.

VI. MISCELLANEOUS
All payments on this Note shall be paid in the legal currency of the United States and applied first in payment of accrued interest and any remainder in payment of principle. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by the Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lenders under his Note are cumulative and may be exercised concurrently or consecutively at the Lenders option.

VII. GOVERNING LAW
This Note shall be construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, this Agreement has been executed and delivered in the manner prescribed by law as of the date first written above.

Signed this 13th Day of January, 2013 at 12:30PM

Borrower:

Bigfoot Project Investments Inc.

William F Marlette

____

By; William F. Marlette, Secretary/Treasurer